UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 24, 2015

BLUE BIRD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 Blue Bird Boulevard Fort Valley, Georgia 31030	31030
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (478) 822-2130

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 24, 2015, in connection with the closing of the Business Combination (as defined below), all of the units previously issued by Hennessy Capital Acquisition Corp. separated into their component parts of one share of common stock and one warrant to purchase one half of one share of common stock of the registrant, and the units ceased trading on the Nasdaq Stock Market.

Item 3.03	Material Modification to Rights of Security Holders

On February 24, 2015, the registrant issued 500,000 shares of Series A Convertible Preferred Stock in connection with the consummation of the Business Combination. The terms of the Series A Convertible Preferred Stock are described in the registrant’s definitive proxy statement filed on January 20, 2015 in the section entitled “Description of Securities” beginning on page 259, which description is incorporated herein by reference, and in “Item 1.01 Entry Into a Material Agreement — Subscription Agreement” of the registrant’s Current Report on Form 8-K filed by the registrant on February 19, 2015, which description is incorporated herein by reference. The text of the Certificate of Designations setting forth the terms of the Series A Convertible Preferred Stock was filed by the registrant as Exhibit 3.2 to its Current Report on Form 8-K dated February 26, 2015.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 24, 2015, the registrant consummated the previously announced business combination (“Business Combination”) pursuant to which the registrant acquired all of the outstanding capital stock of School Bus Holdings Inc. (“SBH”) from the Traxis Group, B.V. The Business Combination will be accounted for as a “reverse acquisition, ” with SBH deemed to be the accounting acquirer. SBH and its subsidiaries do business under the “Blue Bird” name and, upon consummation of the Business Combination, the registrant changed its name to “Blue Bird Corporation.” The registrant’s fiscal year will change to mirror the fiscal year of SBH. As a result, the registrant’s fiscal year will end on the Saturday closest to September 30 each year, commencing with the fiscal year ending October 3, 2015. The registrant’s fiscal quarters will consist of 13 weeks in most fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

By:	/s/ Paul Yousif
	Name:	Paul Yousif
	Title:	Vice President

Dated: March 2, 2015